UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC 20549


                          SCHEDULE 13G

           Under the Securities Exchange Act of 1934

                       (Amendment No. 1)


               Interscience Computer Corporation
_______________________________________________________________________________
                        (Name of Issuer)

                          Common Stock
______________________________________________________________________________
                 (Title of Class of Securities)

                           46069K106
                   __________________________
                         (CUSIP Number)

                              13G
CUSIP No.  46069K106
______________________________________________________________________________
1.   NAME OF REPORTING PERSON           S.S. OR I.R.S. IDENTIFICATION NO.

     Renaissance Capital Growth and Income Fund III, Inc.   75-2533518
_______________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)
     (b)
_______________________________________________________________________________
3.   SEC USE ONLY

_______________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Texas
______________________________________________________________________________

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
_______________________________________________________________________________
5.   SOLE VOTING POWER
     2,250,000
_______________________________________________________________________________
6.   SHARED VOTING POWER
     None
_______________________________________________________________________________
7.   SOLE DISPOSITIVE POWER
     2,250,000
_______________________________________________________________________________
8.   SHARED DISPOSITIVE POWER
     None
_______________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,250,000
_______________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     Not applicable
_______________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     39.222%
_______________________________________________________________________________
12.  TYPE OF REPORTING PERSON
     IV
_______________________________________________________________________________

ITEM 1.
     (a)  Name of Issuer.
          Interscience Computer Corp.                          ("Company")
     (b)  Address of Issuer's principal Executive Offices
          5236 Colodny Drive, Suite 100
          Agoura Hills, CA 91301

ITEM 2.

     (a)  Name of Person Filing
          Renaissance Capital Growth and Income Fund III, Inc.  ("Filer")
     (b)  Address of principal Business Office or, if none, Residence
          8080 N.  Central Expwy., Suite 210, LB 59
          Dallas, TX 75206-1857
     (c)  Citizenship
          Texas
     (d)  Title of Class of Securities
          Common Stock
     (e)  CUSIP Number
          75966V105
ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) ______   Broker or Dealer registered under Section 15 of the Act

     (b) ______   Bank as defined in section 3(a)(6) of the Act

     (c) ______   Insurance Company as defined in section 3(a)(19) of the Act

     (d)   X      Investment Company registered under section 8 of the
         ______   Investment Company Act

     (e) ______   Investment Adviser registered under section 203 of the
                  Investment Advisers Act of 1940

     (f) ______   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see sections 240.13d-1(b)(1)(ii)(F)

     (g) ______   Parent Holding Company, in accordance with sections
                  240.13d-1(b)(ii)(G)(Note: See Item 7)

     (h) ______   Group, in accordance with sections 240.13d-1(b)(1)(ii)(H)

ITEM 4.  Ownership.

     (a)  Amount Beneficially Owned:
          At December 31, 1998, the Filer owned 1,750,000 shares of the Company's common stock and 500,000 warrants to purchase the Company's common stock on or before April 18, 2000, giving the Filer a 39.222% ownership interest. The warrants are exercisable within sixty (60) days.

     (b)  Percent of Class
          39.222%

     (c)  Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:   2,250,000 shares
         (ii)   shared power to vote or to direct the vote:   None
         (iii)  sole power to dispose or to direct the disposition of:
                2,250,000 shares
         (iv)   shared power to dispose or to direct the disposition of:   None

ITEM 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

ITEM 8.  Identification and Classification of Members of the Group.

         Not applicable.

ITEM 9.  Notice of Dissolution of Group.

         Not applicable.

ITEM 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




                            SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   March 12, 1999                /S/ Russell Cleveland
                              __________________________________________________
                                             Signature
                                      Russell Cleveland, President and CEO
                              Renaissance Capital Growth & Income Fund III, Inc.
                              __________________________________________________
                                          Name and Title